CASTLERIGG MASTER INVESTMENTS LTD.
                       c/o Sandell Asset Management Corp.
                              40 West 57th Street
                                   26th Floor
                            New York, New York 10019



                                          November 8, 2007

Earth BioFuels, Inc.
3001 Knox Street, Suite 403
Dallas, Texas 75205
Attention: Dennis McLaughlin

              Re:      Note and Warrants Blockers

Dear Mr. McLaughlin:

            Reference is hereby made to that certain Securities Purchase Agreement, dated as of July 24, 2006, by and among Earth BioFuels, Inc. (the "COMPANY"), Castlerigg Master Investments Ltd. ("CASTLERIGG") and certain other buyers (the "SECURITIES PURCHASE AGREEMENT"), whereby the Company issued to Castlerigg (i) that certain Senior Convertible Note with a principal amount of $11,500,000 (the "CASTLERIGG NOTE"), (ii) that certain Series A Warrant initially exercisable into 1,982,759 shares of common stock, $0.001 par value (the "COMMON STOCK") of the Company (the "CASTLERIGG SERIES A WARRANT") and
(iii) that certain Series B Warrant, which upon certain circumstances may become exercisable into 1,982,759 shares of Common Stock (the "CASTLERIGG SERIES B WARRANT"). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

            Pursuant to the provisions of (a) Section 3(d) of the Castlerigg Note and any Notes acquired by Castlerigg after the date hereof, (b) Section 1(f)(i) of the Castlerigg Series A Warrant and any Series A Warrants acquired by Castlerigg after the date hereof, and (c) Section 1(f)(i) of the Castlerigg Series B Warrant and any Warrants acquired by Castlerigg after the date hereof, Castlerigg hereby notifies you of its election to decrease the blocker percentage specified in each such section from 4.99% (which Castlerigg and the Company hereby acknowledge as the initial "MAXIMUM PERCENTAGE" thereunder) to 1.249%, such that from and after the date hereof the Maximum Percentage shall equal 1.249%. We further hereby waive any right to increase the Maximum Percentage set forth in the Castlerigg Note, the Castlerigg Series A Warrant, the Castlerigg Series B Warrant and any other Notes or Warrants acquired by Castlerigg after the date hereof above 1.249% at any time.

            With respect to the Castlerigg Note, the Castlerigg Series A Warrant and the Castlerigg Series B Warrant, we understand that this change will become effective immediately upon your receipt of this letter.

            With respect to any Notes and/or Warrants acquired by Castlerigg after the date hereof, we understand that this change will become effective immediately upon Castlerigg's acquisition of such other Notes and/or Warrants.



                                Very truly yours,

                                CASTLERIGG MASTER INVESTMENTS LTD.

                                   BY: SANDELL ASSET MANAGEMENT CORP.




                                   By: /s/ Patrick T. Burke
                                       --------------------
                                       Name:  Patrick T. Burke
                                       Title: Senior Managing Director


Acknowledged and agreed this
___ day of November, 2007 by:

EARTH BIOFUELS, INC.



By: -------------------------------
    Name:
    Title:

cc: Charles R. Gibbs, Esq.